Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960 Marshall Islands	Email: dreeder.rmi@gmail.com

_________________, 2019

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Re: Atlas Corp.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Atlas Corp., a corporation formed under the laws of the RMI (“Atlas”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of November 20, 2019, as it may be amended from time to time (the “Merger Agreement”), by and among Seaspan Corporation, a corporation formed under the laws of the RMI and the parent company of Atlas (“Seaspan”), Atlas, and Seaspan Holdco V Ltd., a wholly owned subsidiary of Atlas formed under the laws of the RMI (“Merger Sub”), and (ii) the preparation and filing of the related Registration Statement on Form F-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission (the “Commission”) relating to the issuance of up to (a) 215,713,377 Atlas common shares; (b) 5,093,728 7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D of Atlas; (c) 5,415,937 8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E of Atlas; (d) 7,800,800 8.20% Cumulative Redeemable Perpetual Preferred Shares – Series G of Atlas; (e) 9,025,105 7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H of Atlas; and (f) 6,000,000 Fixed-To-Floating Cumulative Redeemable Perpetual Preferred Shares – Series I of Atlas (the securities set forth in (a) – (f), collectively referred to herein as the “Securities”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement or the Registration Statement, as applicable. The Merger Agreement implements a holding company reorganization (the “Holding Company Reorganization”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction of the following documents (together the “Documents”): (i) the Registration Statement; (ii) the form of Atlas’ Amended and Restated Articles of Incorporation attached to the Merger Agreement; (iii) the form of Atlas’ Amended and Restated Bylaws attached to the Merger Agreement; (iv) the form of the Statement of Designation of each of: 7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D, 8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E, 8.20% Cumulative

Redeemable Perpetual Preferred Shares – Series G, 7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H, Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares – Series I of Atlas attached to the Merger Agreement; (v) the Merger Agreement; and (vi) the Joint Unanimous Written Consent in Lieu of Meeting of the Board of Directors and Sole Shareholder of Atlas, approving the Holding Company Reorganization and all actions relating thereto. We have also examined such corporate documents and records of Atlas and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of Atlas and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, we are of the opinion that, under the laws of the RMI, when the Securities are issued pursuant to the Registration Statement and in accordance with the terms of the Merger Agreement, the Securities will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the RMI. No opinion is expressed as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Proxy Statement/Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Dennis J. Reeder

Reeder & Simpson, P.C.